UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 _______________________________
FORM 8-K
__________________________
 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2017
_______________________________
NanoString Technologies, Inc.
(Exact name of registrant as specified in its charter)
  ________________________________

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North
Seattle, Washington 98109
(Address of principal executive offices, including zip code)

(206) 378-6266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, the compensation committee of the board of directors of NanoString Technologies, Inc. (the “Company”) approved 2016 non-equity incentive plan compensation and 2017 base salaries for each of the Company’s named executive officers. For additional information, please see the section captioned “Executive Compensation” of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 27, 2016.

Named Executive Officer	Title	2016 Non-Equity Plan Compensation	2017 Base Salary
R. Bradley Gray	President and Chief Executive Officer	$375,233	$565,000
James A. Johnson	Chief Financial Officer	159,754	392,000
David W. Ghesquiere	Senior Vice President, Corporate & Business Development	149,850	375,000

Messrs. Gray, Johnson and Ghesquiere are eligible to receive bonuses under the Company’s 2017 non-equity incentive plan of up to 85%, 50% and 50%, respectively, of their base salary. The 2017 performance goals for these officers are related to various corporate objectives, including revenue and installed base growth; initiation of additional diagnostic collaborations; optimizing the commercial channel; expanding the 3D Biology™ product suite; launching new products with a focus on markets beyond oncology; advancing development of new applications, such as Digital Spatial Profiling and Hyb & Seq™ technology; achievement of cash position goals and other financial targets; and additional stretch targets. Mr. Gray’s bonus is based solely on corporate goals. Bonuses for Messrs. Johnson and Ghesquiere are based 75% on corporate goals and 25% on individual goals.

Item 8.01 Other Event.

On February 22, 2017, NanoString Technologies, Inc., announced that the Company has initiated a search to recruit a new senior vice president of sales and marketing.  Barney E. Saunders, Ph.D., the Company’s current senior vice president of sales and marketing, will remain with the company until a successor is named and will then assist with the transition for several months thereafter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

Date:	February 22, 2017	By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer